EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Digital Ally, Inc. of our report dated March 28, 2017, relating to the consolidated financial statements of Digital Ally, Inc., appearing in the Annual Report on Form 10-K of Digital Ally, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP
RSM US LLP
Kansas City, Missouri
August 21, 2017